For Immediate Release:

Contacts: Peerless Systems Corporation: William R. Neil Chief Financial Officer (310) 536-0908 ex 3146

Peerless Systems Announces Results for the Third Quarter of Fiscal 2011

EL SEGUNDO, Calif., December 15, 2010 — Peerless Systems Corporation (Nasdaq: PRLS), a provider of imaging and networking technologies to the digital document market, today reported financial results for the third quarter of fiscal 2011, which ended on October 31, 2010.

Third quarter revenues were $2.8 million, versus $1.0 million in the third quarter of fiscal 2010.  Product licensing revenue was $2.8 million, compared with $0.7 million in the third quarter of fiscal 2010. The increase in product licensing revenues was primarily the result of a non-recurring increase in product licensing during the current quarter.

Third quarter gross margins were 69% and 68% for the third quarters of fiscal years 2011 and 2010, respectively.  Peerless reported net income of $0.7 million, or $0.04 per basic share and diluted share in the third quarter of fiscal 2011, compared to a net income of $3.5 million, or $0.21 per basic and diluted share, in the third quarter of fiscal 2010. Income in the third quarter of fiscal 2010 included a $4.8 million dividend from the Company’s investment in Highbury Financial, Inc.

On October 5, 2010, the Company commenced a tender offer to acquire up to $45 million in shares of its common stock at a price of $3.25 per share.  A total of 13,214,401 shares were properly tendered and not withdrawn in the offer at a total purchase price of approximately $42.9 million.  The offer was undersubscribed and all properly tendered shares were purchased by the Company.  Following completion of the offer, the Company had 3,357,519 as of November 10, 2010.  Total costs in connection with the offer were approximately $0.1 million.

About Peerless Systems Corporation
Founded in 1982, Peerless historically licensed imaging and networking technologies to the digital document markets, which include manufacturers of color, monochrome and multifunction office products and digital appliances.  Effective April 30, 2008, Peerless sold its imaging and networking technologies and certain other assets to Kyocera-Mita Corporation.  Peerless retained the rights to continue licensing these technologies to customers in the digital document markets.  Since the completion of the sale, Peerless has been focused on enhancing value for its stockholders and maximizing the value of its historical licensing business.

Safe Harbor Statement Under The U.S. Private Securities Litigation Reform Act Of 1995

Some statements included in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, therefore, involve uncertainties or risks that could cause actual results to differ materially there from.  These statements may contain words such as "desires," "believes," "anticipates," "plans," "expects," "intends," "estimates" or similar expressions.  These statements are not guarantees of the Company's future performance and are subject to risks, uncertainties and other important factors that could cause actual performance or achievements to differ materially from those expressed or implied by these forward-looking statements.  Such statements include, but are not limited to, the Company’s ability to enhance value for stockholders, the Company’s current licensing business and the effects of the Company’s downsizing.  Additional information regarding factors that could cause results to differ materially from management's expectations is found in the section entitled "Risk Factors" in the Company's 2010 Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q.  The Company intends that the forward-looking statements included herein be subject to the above-mentioned statutory safe harbors. Investors are cautioned not to rely on forward-looking statements.  The Company disclaims any obligation to update forward-looking statements.

Results (in thousands) are as follows:

	Three Months Ended		Nine Months Ended
	October 31,		October 31,
	2010	2009	2010	2009
Revenues	$2,827	$955	$4,503	$3,972
Cost of revenues	885	302	1,336	(1,238)
Gross margin	1,942	653	3,167	5,210
Operating expenses	798	994	2,629	(961)
Other income, net	74	4,813	6,023	5,029
Income before income taxes	1,218	4,472	6,561	11,200
Provision for income taxes	492	929	2,617	4,145
Net income	$726	$3,543	$3,944	$7,055
Basic earnings per share	$0.04	$0.21	$0.25	$0.42
Diluted earnings per share	$0.04	$0.21	$0.24	$0.42

Weighted average common shares - outstanding — basic	16,174	16,505	16,047	16,888
Weighted average common shares - outstanding — diluted	16,459	16,699	16,328	16,835